FORM 8–K  —  CURRENT REPORT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2003

TEKNOWLEDGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14793	94-2760916
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Embarcadero Road, Palo Alto, California 94303

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 424-0500

ITEM 5.  OTHER EVENTS

The following announcement of earnings for the quarter ended March 31, 2003 was released on May 14, 2003:

TEKNOWLEDGE Reports Profitable First Quarter in 2003

PALO ALTO, Calif.—May 14, 2003—Teknowledge Corporation (NASDAQ–SC: TEKC), a leading provider of software and services to transform business data into value, today reported financial results for the first quarter ending March 31, 2003. Net income was up, at $187,303, or $0.03 per diluted share, compared to a net loss of $282,557, or $0.05 per diluted share, in the first quarter last year.

Revenue for the first quarter of 2003 was $3,068,865, compared to $3,013,434 in the first quarter of 2002. Revenue from government customers in the first quarter of 2003 was $2,487,553, compared to $1,997,110 in the comparable quarter in 2002. Commercial revenues were $581,312 in the first quarter of 2003 versus $1,016,324 in 2002. Government revenues improved as the Company accelerated work on several short-term contracts with second quarter deadlines. Commercial revenues rebounded from Q4 2002 lows largely as a result of the service work performed for the Bank of Bermuda, which has a long-term service commitment with Teknowledge. Software maintenance revenues improved to $176,517 in the first quarter of 2003, compared to $80,232 in the comparable quarter of 2002. Revenue from recurring software maintenance is expected to be a regular source of revenue for the Company in the future.

Neil Jacobstein, Teknowledge president and CEO, said, “Teknowledge is on track to become an ‘overnight success story’ by our 25th anniversary! Real technical innovation takes time to move from the laboratory to the market, and from the market to profitability. Teknowledge has paid its technology transfer dues by investing technical talent and millions of dollars in its own software and intellectual property portfolio.”

Jacobstein continued, “Teknowledge is well positioned for long-term growth in both its financial and defense operations. We expect this growth to take time, but we believe that when it hits, the Company’s trajectory will be transformed, giving Teknowledge additional resources to compound its gains and amplify its strengths in the financial and security software sectors. Revenues associated with TekPortal® software licenses were affected by a longer sales cycle, as some banks and other financial institutions put off spending on new products and services in first quarter while the economy remained uncertain. However, Teknowledge’s TekPortal product has become the No. 1 selling account aggregation software product licensed worldwide during the past year, and the current TekPortal pipeline for 2003 remains strong. We see continued growth of TekPortal Enterprise Aggregation Platform customers, and new revenues from add-on products such as our OFX module for linking bank aggregated data with Quicken® and Money clients.”

Jacobstein added, “Teknowledge’s security software teams have been doing excellent work for our key defense customers. These teams tend to operate on contracts with an annual funding cycle. We are finally seeing major growth in security systems contract bidding opportunities, and Teknowledge is well positioned to win new defense contracts. We won’t see most of the fruits of this bidding cycle until November 2003, but we plan to replace older contracts, and start significant new projects with exciting security software that we think will have excellent commercial and defense applications.”

Jacobstein concluded, “Moving forward, we believe that it is important for Teknowledge to remain positioned to grow in diversified markets, as key opportunities in volatile times tend to be counter–cyclical. This robust business model will provide Teknowledge with a flexible revenue mix, and we believe it will contribute to stronger margins and profitability for the future.”

About Teknowledge

Teknowledge is the leading provider of on–premise financial account aggregation software worldwide, and a prime contractor for defense research and development in network security, Web-based training, distributed systems, and knowledge processing. Founded in 1981, Teknowledge holds an extensive intellectual property portfolio, including nine software patents.

Teknowledge’s TekPortal is used as the account aggregation infrastructure at some of the largest online banks in the world, including Wells Fargo in the United States and Bank of Tokyo–Mitsubishi in Japan; the largest bank service provider in the U.S., Fiserv; and the largest Internet–only independent bank in the United States, NetBank.

More information about Teknowledge may be found at www.teknowledge.com.

NOTE: This press release contains forward–looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, expectations regarding the future demand for the Company’s products and services in 2003, as well as overall demand, market acceptance, and anticipated revenue and profitability from both current and planned products and services, including contract R&D, commercial products or services, and litigation and license opportunities related to the Company’s IP. All forward–looking statements involve risk and uncertainties as outlined in detail in the Company’s reports filed with the Securities and Exchange Commission. Actual results could differ materially from those set forth in the forward–looking statements contained herein.

TEKNOWLEDGE CORPORATION
Consolidated Balance Sheets

(In thousands)

	Mar. 31,	Dec. 31,
	2003	2002

	(unaudited)
Assets

Cash and cash equivalents	$958	$1,114
Receivables and unbilled charges	2,416	1,810
Other assets	151	159
Deferred tax asset, short–term	768	768
Capitalized software, net	4,739	4,760
Equipment and improvements, net	192	237

Total assets	$9,224	$8,848

Liabilities and stockholders’ equity

Accounts payable	$1,231	$907
Accrued payroll & related liabilities	1,014	1,154
Line of credit	1,513	1,317
Other accrued liabilities	1,257	1,448
Stockholders’ equity	4,029	4,022

Total liabilities and stockholders’ equity	$9,224	$8,848

TEKNOWLEDGE CORPORATION
Unaudited Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended Mar. 31,
	2003	2002

Revenues	$3,069	$3,013
Costs and expenses	2,868	3,305

Operation income (loss)	201	(292)
Nonoperating income (loss)	(14)	9

Income (loss) before tax	187	(283)
Provision for income tax	–	–

Net income (loss)	$187	$(283)

Diluted net income (loss) per share	$0.03	$(0.05)

Shares used in computing diluted net imcome (loss) per share	5,720	5,707

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teknowledge Corporation
(Registrant)

Date: May 16, 2003	by: /s/ Dennis A. Bugbee
Dennis A. Bugbee, Vice President Finance, Chief Financial Officer